EXHIBIT 10.73(a)
SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT
          SECOND AMENDMENT, dated as of February 14, 2008 (this “Amendment”), to the Credit and Guaranty Agreement, dated as of October 26, 2007, by and among SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (“Company”), SYNTAX-BRILLIAN SPE, INC., a Delaware corporation (“SPV”, and together with the Company, each a “Borrower” and collectively, the “Borrowers”) and CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time and SILVER POINT FINANCE, LLC (“Silver Point”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger (in such capacity, the “Lead Arranger”).
          At the request of Credit Parties, Agents and Lenders have agreed to amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth herein.
          1. Definitions. All terms used herein which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.
          2. Amendments to Credit Agreement.
          (a) Section 1.1 of the Credit Agreement is hereby amended by adding the definitions of the following terms thereto, in appropriate alphabetical order, to read in their entirety as follows:
“‘Budget’ as defined in Section 5.23.”
“‘Operational Advisor’ means collectively, an operational advisor to Company, together with its supporting staff, which operational advisor and supporting staff are satisfactory to Agents; provided that FTI Consulting, Inc. shall be deemed satisfactory to Agents.”
“‘Second Amendment’ means the Second Amendment to Credit and Guaranty Agreement, dated as of February 14, 2008, by and among the Credit Parties, the Lenders and the Agents.”
“‘Second Amendment Effective Date’ has the meaning ascribed to the term ‘Amendment Effective Date’ in the Second Amendment.”
“‘Second Amendment Fee Letter’ means the letter agreement dated as of the Second Amendment Effective Date between Company and Administrative Agent.”
“‘Specified Deposit Account’ as defined in Section 6.17.”
“‘Third Amendment’ means an amendment to this Agreement in form and substance satisfactory to the Agents and the Credit Parties, which may take the form of an amended and restated credit agreement, and which shall include, but not be limited to, a covenant requiring compliance with the Borrowing Base and certain excess Availability requirements, which covenant shall be satisfactory to Administrative Agent.”
          (b) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Applicable Margin” contained therein to read in its entirety as follows:
“‘Applicable Margin” means (i) with respect to LIBOR Rate Loans, a percentage, per annum, equal to nine percent (9.0%); and (ii) with respect to Base Rate Loans, a percentage, per annum, equal to eight percent (8.0%).”
          (c) Section 1.1 of the Credit Agreement is hereby amended by adding the phrase “Second Amendment Fee Letter,” immediately following the phrase “Fee Letter,” in the definition of the term “Credit Documents” contained therein.
          (d) Section 2.2(a) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof, to read in its entirety as follows:
“Notwithstanding anything to the contrary contained herein or in any other Credit Document, on and after the Second Amendment Effective Date, (x) each of (i) Collateral Agent, and (ii) Requisite Class Lenders with respect to the Class of Lenders having Tranche A Term Loan Exposure and/or Tranche A-1 Term Loan Exposure, shall have provided prior written consent (which consent may be provided or withheld in each such Person’s sole discretion) to the making of any Revolving Loans or the issuance of any Letters of Credit hereunder, (y) each Revolving Lender shall have provided its written consent (which consent may be provided or withheld in the sole discretion of such Revolving Lender) to the making of the first Revolving Loan to be made or the first Letter of Credit to be issued (it being understood that Revolving Loans may be made and Letters of Credit may be issued without the prior written consent of 100% of the Revolving Lenders, but that no Revolving Lender shall be required to make any Revolving Loan or participate in any Letter of Credit without the prior written consent of such Revolving Lender), and (z) the Unused Line Fee (as defined in the Fee Letter) shall cease to accrue until such time as the consents described in clause (x) above (and to the extent that the consents in clause (y)) are delivered; provided, that for the avoidance of doubt, to the extent any Revolving Lender does not provide the consent described in clause (y) above within two (2) Business Days following the date on which the consents described in clause (x) above are provided, such Revolving Lender’s Revolving Commitment shall be deemed to be terminated on such date and the aggregate amount of the Revolving Commitments shall be reduced by the amount of such non-consenting Revolving Lender’s Revolving Commitment.”
          (e) Section 2.7(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i) if a Base Rate Loan, at the greater of (A) the Base Rate plus the Applicable Margin, and (B) 15.5%; or
(ii) if a LIBOR Rate Loan, at the greater of (A) the Adjusted LIBOR Rate plus the Applicable Margin, and (B) 13.5%.”
          (f) Section 2.13(i) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(i) Proceeds from Factor. Any funds received by Borrowing Base Agent from (i) Factor, pursuant to the Factoring Agreement, or (ii) in connection with any receivables management agreement or other similar arrangement that Credit Parties may enter into from time to time, shall be applied to reduce the Revolving Loans on a daily basis; provided, that if an Event of Default shall have occurred and be continuing, such funds shall be applied pursuant to Section 2.15(h); provided further, that (x) prior to the effective date of the Third Amendment, if no Revolving Loans are outstanding Borrowing Base Agent shall retain such funds on behalf of Collateral Agent until such time as Collateral Agent instructs Borrowing Base Agent to transfer all or a portion of such funds to an account designated by Collateral Agent, whereupon Borrowing Base Agent agrees to transfer such funds in accordance with the instructions provided by Collateral Agent (it being understood and agreed by each Credit Party, each Lender and each Agent that Collateral Agent shall be entitled to apply such funds to the Obligations or to retain such funds as cash collateral or to release such funds to the Credit Parties in its sole discretion) and (y) after the effective date of the Third Amendment, all such funds shall be applied in accordance with the terms of the Third Amendment.”
          (g) Section 2.13 of the Credit Agreement is hereby amended by adding the following new section to the end thereto to read in its entirety as follows:
“(k) On February 19, 2008, the Company shall be required to prepay the Term Loans in an amount sufficient to cause the principal amount of the Term Loans to be not more than an amount equal to (i) $120,000,000 minus (ii) an amount up to the amount of any principal payments made on or after the Second Amendment Effective Date (other than certain payments that Collateral Agent and Company have agreed to exclude from such calculation), such prepayment to be made together with the Make-Whole Amount as required pursuant to the terms of the Fee Letter (it being understood that on the date on which the Third Amendment becomes effective, the Lenders having Tranche A Term Loan Exposure and Tranche A-1 Term Loan Exposure will provide a revolving facility to the Company in the aggregate principal amount of $20,000,000, subject to the terms and conditions contained in the Third Amendment).”
          (h) Section 5.1(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (or in the case of reports required to be delivered between the Second Amendment Effective Date and the date that is 180 days following the Second Amendment Effective Date, for any month that is also the end of a quarter, within forty-five (45) days after the end of such month), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (commencing with the comparison of the 2009 Fiscal Year to the 2008 Fiscal Year of the Company and its Subsidiaries) and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period.”
          (i) Section 5.1(u)(D) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(D) provide the Administrative Agent and its third party consultants within two (2) Business Days of a request by the Administrative Agent or such third party consultants such other information and data with respect to Company or any of its

Subsidiaries as from time to time may be reasonably requested by Administrative Agent or such third party consultant.”
          (j) Section 5.1 of the Credit Agreement is hereby amended by adding the following new clauses to the end thereof to read in their entirety as follows:
“(v) Reconciliations with Budget. At all times on and after February 19, 2008, on Wednesday of each week, in each case, after review and approval of the Operational Advisor and in form and substance satisfactory to the Administrative Agent provide (i) a reconciliation of the actual cash receipts, disbursements, net cash, and Availability of Credit Parties for the most recently-ended week (on a weekly and cumulative basis) to the amount set forth in each budgeted line item in the Budget for such week (and on a cumulative basis), (ii) a narrative detailing any discrepancies between the actual results for such week (and on a cumulative basis) and the Budget for such week (and on a cumulative basis), and (iii) an outline of actions to be taken by Credit Parties to eliminate any adverse discrepancies, if any, and to return to compliance with the Budget.”
(w) Weekly Cash Reports. At all times on and after February 19, 2008, on Wednesday of each week (or, more frequently if so requested by Administrative Agent), a report which has been reviewed and approved by the Operational Advisor, and is in form and substance satisfactory to Administrative Agent, identifying (i) the funds received into and disbursed from each Deposit Account maintained by any Credit Party during the immediately preceding week, and (ii) the total amount of funds on deposit in each such Deposit Account as of the last Business Day of such immediately preceding week.”
          (k) Section 5.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to conduct audits, valuations and/or field examinations of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, auditors and advisors, in each case, promptly upon the request of Collateral Agent (and in any event, not less than one Business Day following any such request) and as often as may be requested and by this provision the Credit Parties authorize such accountants, auditors and advisors to discuss with Administrative Agent and Lender and such representatives the affairs, finances and accounts of Company and its Subsidiaries. The Credit Parties agree to pay the (i) the examiner’s out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents, Borrowing Base Agent and the Lenders. The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties and their assets for internal use by Administrative Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide Administrative Agent and each Lender with access to its customers and suppliers. Promptly upon the request of Collateral Agent (and in any event, not less than one Business Day following any such request), each Credit Party shall provide Collateral Agent (and each representative of Collateral Agent, and all advisors, whether retained by Agents or by one or more Credit Parties at the request of any Agent) with access to its customers and suppliers (it being understood that other than during the continuance of a Default or an Event of Default, a representative of Company shall be given the opportunity to be present for any communication with customers and suppliers).”
          (l) Clause (b) of Section 5.15 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof to read in its entirety as follows:
“Notwithstanding anything to the contrary contained herein or in any other Credit Document, each Credit Party requests, and each Lender and each Agent hereby acknowledges that (x) on the Second Amendment Effective Date, (A) the Collateral Agent shall direct that all funds in the Company’s Deposit Account No. 4121652663 maintained at Wells Fargo Bank, National Association be sent to the Collateral Agent (it being understood that none of the funds in the Company’s Deposit Account No. 4121652440 or 4121668487 maintained at Wells Fargo Bank, National Association shall be sent to Collateral Agent on the Second Amendment Effective Date), (B) the Borrowing Base

Agent shall transfer to Collateral Agent all funds received from Factor pursuant to the Factoring Agreement (excluding $2,000,000, which may remain with Factor), and all funds in Borrowing Base Agent’s Deposit Account No. 304-670588 located at JPMorgan Chase Bank to the Collateral Agent, and (C) all funds received by the Collateral Agent pursuant to clauses (A) and (B) above shall be applied as follows (except in the case of clauses (1) and (3), to the extent previously paid): (1) in the amount of $4,540,625 for application to the payment of interest due and payable in respect of the Term Loans, (2) in the amount necessary to pay the Initial Payment (as defined in the Second Amendment Fee Letter) for application to the Amendment Fee (as defined in the Second Amendment Fee Letter) in accordance with the terms of the Second Amendment Fee Letter, (3) in the amount of $254,286.71 for out of pocket expenses incurred by the Collateral Agent, (4) in the amount necessary to cash collateralize any Letters of Credit, if any, outstanding on the Second Amendment Effective Date, and (5) the remainder to repay principal of the Term Loans and the Make-Whole Amount as required in connection with such repayment pursuant to the terms of the Fee Letter and (y) all other funds received by Borrowing Base Agent whether received from a Credit Party, in respect of Collateral, or otherwise, including, from Wells Fargo Bank, National Association and Factor pursuant to the Factoring Agreement following the Second Amendment Date shall be retained or transferred by Borrowing Base Agent pursuant to the terms contained in Section 2.13(i), and (z) Collateral Agent may instruct any financial institution maintaining a Deposit Account on behalf of any Credit Party to transfer such funds to Collateral Agent, whereupon Collateral Agent may transfer all or a portion of such funds to Company, retain all or a portion of such funds as cash collateral, and/or apply all or a portion of such funds to the Obligations, in each case, at such times and in such amounts as Collateral Agent may deem appropriate in its business judgment). Following the making of the transfers described in clauses (A) and (B) above, and the application of such funds in accordance with the terms of clause (C) above on the Second Amendment Effective Date, the Collateral Agent shall make an Agent Advance to the Company in the amount of $2,730,000 (it being understood and agreed that (1) the making of such Agent Advance (or any other Agent Advance) or the release of any cash collateral (whether on the Second Amendment Effective Date or on any other occasion) shall not obligate any Agent or any Lender to make any further Agent Advances or to release any cash collateral to any Credit Party, and (2) the Agents and the Lenders reserve all rights in connection with the making of any and all Agent Advances and the release of any and all cash collateral and with respect to all Defaults and Events of Default.”
          (m) Section 5.17 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“5.17 Post Closing Matters. Company shall, and shall cause each of the Credit Parties to, satisfy each of the following requirements (that were originally set forth on Schedule 5.17) by the date specified in each item below:
a. Satisfactory evidence of the release of all Liens of record on file in the Patent and Trademark Office in favor of Wells Fargo Foothill, Inc. with respect to certain of the Company’s intellectual property by not later than February 19, 2008.
b. Merger of Syntax Corporation into Syntax Groups Corporation by not later than February 19, 2008.
c. Pledge of 65% of the shares of each of Vivitar France S.A. and Vivitar (Asia) Limited (Hong Kong) and delivery of stock certificate(s) evidencing such shares by not later than February 19, 2008.
d. Either (a) dissolve Vivitar (Europe) Limited (U.K.), or (b) pledge 65% of the shares of Vivitar (Europe) Limited (U.K.) and deliver stock certificate(s) evidencing such shares by not later than February 19, 2008.
e. Dissolution of Vivitar Japan Co., Ltd. (Japan) by not later than May 31, 2008.
f. Delivery of liability insurance policy endorsements in favor of Collateral Agent, in form and substance satisfactory to Collateral Agent by not later than February 19, 2008.
g. Delivery of Landlord Subordination Agreements in favor of the Collateral Agent from each landlord, with respect to each lease listed on Schedule 4.13, except for such property located at 5490 Conestoga Court, Boulder, CO 80301, by not later than February 19, 2008.
h. Delivery of the resignations, letters of authority and undertaking and resolutions required by Schedules 3, 4 and 5 of the Hong Kong Share Charge by not later than February 19, 2008.”
          (n) Section 5.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“5.18 Key Man Insurance. Commencing on February 19, 2008, Company shall maintain with one or more responsible insurance companies “key man” life insurance with respect to James Ching Hua Li (or any individual who may replace him is his capacity as an officer of the Company) in the amount of (i) at least $10,000,000 by the Second Amendment Effective Date, and (ii) such other amount that is reasonably acceptable to the Collateral Agent (up to $25,000,000 in the aggregate) that can be obtained through use of the Company’s reasonable best efforts by March 15, 2008, in each case, pursuant to policies reasonably satisfactory to the Collateral Agent and with proceeds payable to Collateral Agent, pursuant to collateral assignments of life insurance policies, in form and substance acceptable to Collateral Agent.
          (o) Section 5.20 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“5.20 Projections. By not later than March 7, 2008, Company shall deliver to Agents the Projections of Company and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2010, including monthly projections for each month from February 2008 through June 2009, which Projections shall (i) have been reviewed and approved by Operational Advisor, (ii) be consistent with the Budget and demonstrate the absence of any Default or Event of Default, and (iii) be in form and substance satisfactory to Agents in their sole discretion. Such Projections shall be accompanied by a certificate of an Authorized Officer of Company (which certificate shall have been reviewed and approved by Operational Advisor and which shall be in form and substance satisfactory to Agents), certifying that such Projections are consistent with the Budget and the 26-week cash flow projections of Credit Parties.”
          (p) Article V of the Credit Agreement is hereby amended by adding the following new sections to the end thereto to read in their entirety as follows:
“5.22 Operational Advisor. (a) By not later than February 15, 2008, Company shall have (i) entered into an amended and restated written retention agreement with the Operational Advisor, in form and substance satisfactory to Agents, including, without limitation, with respect to the Operational Advisor’s duties, rights and responsibilities, which shall include oversight authority on the cash management of the Credit Parties on a day-to-day basis, and (ii) delivered a fully-executed copy of such agreement to Administrative Agent. Company shall continue the retention of the Operational Advisor until such time as Company receives the prior written consent of Agents to discontinue such retention.

(b) Company shall cause Operational Advisor and members of the management of the Credit Parties to (i) participate in weekly telephone meetings with Collateral Agent to discuss the affairs, financial performance, operational performance, customers and suppliers, finances and accounts of the Credit Parties, the Budget, compliance issues and other matters requested by Collateral Agent, and (ii) promptly respond to questions from Collateral Agent and otherwise promptly meet (by telephone or otherwise) with Collateral Agent upon request to discuss matters involving Credit Parties and/or the Credit Documents.
5.23 Budget. Credit Parties shall provide to Administrative Agent a weekly budget, which budget shall have been reviewed and approved by Operational Advisor, and which shall be in form and substance satisfactory to Administrative Agent in its sole discretion, (a) for the period from February 8, 2008 through March 31, 2008 (the “Initial Budget”) by February 15, 2008, and (b) for the period from April 1, 2008 through the date that is one month following the date on which such weekly budget reflects that Availability will be at least $15,000,000 (the “Additional Budget”, and together with the Initial Budget, each a “Budget”, and collectively, the “Budgets”) by February 22, 2008, which Budgets shall be accompanied by a certificate of an Authorized Officer of Company stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Company and Operational Advisor to be reasonable at the time made and from the best information then available to Company and Operational Advisor.
5.24 In-Transit Inventory. By not later than February 19, 2008, Credit Parties shall take all actions necessary to cause title to all Inventory purchased outside the United States to transfer to Credit Parties at the location from which such Inventory is shipped, and shall take all actions necessary, or requested by Collateral Agent, to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in all such Inventory commencing on the date such Inventory is shipped to Credit Parties. Without limiting the foregoing, all negotiable bills of lading shall be consigned to the order of Silver Point Finance, LLC.
5.25 Security Interests. By not later than February 19, 2008, Credit Parties shall take all actions necessary, or requested by Collateral Agent, to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in all insurance policies of any Credit Party, and shall have provided evidence thereof to Collateral Agent, which evidence shall be satisfactory to Collateral Agent.
5.26 Reworked Inventory. All Inventory that Credit Parties have advised Collateral Agent has been or will be recovered from SCHOT related sales and Olevia Far East related sales and re-worked by Taiwan Kolin Co. Ltd. for sale into the United States, as set forth on Schedule 5.26 (the “Reworked Inventory”), shall (i) be converted for use in the United States and delivered to a common carrier for transport to the United States on or before March 4, 2008 and (ii) be delivered to the Credit Parties at a location in the United States on or before March 31, 2008.
5.27 Foreign Accounts Receivable. Use commercially reasonable efforts to collect all accounts receivable owing from Account Debtors located outside of the United States on or before March 4, 2008.
5.28 Factoring Agreements and other Material Contracts. Company and each of its Subsidiaries shall comply, with all provisions of the Factoring Agreement, including, without limitation, taking all necessary steps so that all payments and remittance information with respect to factored accounts are remitted to Factor, and all other Material Contracts.
5.29 Third Amendment. On or before February 19, 2008, Credit Parties shall enter into the Third Amendment and any other documents reasonably requested by Agents and consistent with this Agreement in connection with such amendment; provided that each of Credit Parties, Agents and Lenders shall use commercially reasonable efforts to enter into the Third Amendment and such other documents by February 15, 2008.
5.30 Inventory Appraisal and Audit. (a) Credit Parties shall have (i) provided Agents and their consultants, appraisers and auditors with sufficient information and/or access to conduct the audits, appraisals and inspections described in clause (c) below, and (ii) delivered to Agents, by not later than February 19, 2008, (A) a detailed list of the “kit” inventory located in Asia as of December 31, 2007 , and (B) a summary of the Reworked Inventory (and/or Inventory that is in the process of being converted into Reworked Inventory) located in Asia as of February 7, 2008.

(b) Credit Parties shall (i) arrange for a third party inspector selected by the Agents to have access to the Inventory of Credit Parties located in Asia as soon as possible, but in any event, not later than February 26, 2008, and (ii) cooperate with and use their best efforts to cause such third party inspector to provide the written results of such inspection (which results shall be satisfactory to Agents) to Agents on or before the date that is four (4) days following the date of such inspection.”
          (q) Section 6.7 of the Credit Agreement is hereby amended by adding the following new clause to the end thereof to read in its entirety as follows:
“(k) Compliance with Budget. Company shall not, and shall not permit any of its Subsidiaries to, deviate by more than (i) 10% (A) above the “Aggregate Disbursements” line item set forth in the Budget tested on a cumulative, weekly basis, or (B) below the “Cash Receipts”, “Net Cash” or “Availability” line items set forth in the Budget tested on a cumulative, weekly basis, or (ii) 15% above each individual disbursement line item comprising of the “Aggregate Disbursements” line item set forth in the Budget tested on a cumulative, weekly basis.”
          (r) Section 6.17 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“6.14 Amendments or Waivers of Certain Contractual Obligations. No Credit Party shall nor shall it permit any of its Subsidiaries to, (a) agree to any material amendment, restatement, replacement, refinancing, supplement or other modification to, or waiver or termination of any of its material rights under any Material Contract without obtaining the prior written consent of Administrative Agent and the Requisite Lenders to such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination, or (b) enter into any Material Contract unless the funding requirements contained in such Material Contract are consistent with the Budget (or, following the termination of the Budget, the Projections). Notwithstanding the foregoing, the Factoring Agreement may be (i) replaced after December 31, 2008 with another factoring or cash management arrangement with a third party pursuant to terms satisfactory to Administrative Agent in its sole discretion, or (ii) modified upon the request of Company with the prior written consent of Administrative Agent (which consent may be provided or withheld in the sole discretion of Administrative Agent) at any time.

          (s) Section 6.17 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“6.17 Deposit Accounts. No Credit Party shall establish, maintain or deposit proceeds in a Deposit Account that is not subject to the cash management arrangements described in Section 5.15. Company shall deliver satisfactory evidence to Collateral Agent that each Deposit Account maintained by any Credit Party (other than the Deposit Accounts set forth on Part I of Schedule 6.17) (each such account, other than accounts set forth on Schedule 6.17, being a “Specified Deposit Account”) (a) has become subject to an irrevocable instruction (acknowledged by the financial institution maintaining such Specified Deposit Account on behalf of such Credit Party) to transfer, on a daily basis, all proceeds deposited in each such Deposit Account to the Deposit Account specified on Part II of Schedule 6.17 by not later than February 14, 2008, and (b) has been closed by February 19, 2008. On each Business Day on and after the Second Amendment Effective Date until such time as each of the Credit Parties’ Deposit Accounts are subject to the exclusive control of the Collateral Agent (in the case of the Deposit Accounts specified on Part I of Schedule 6.17) or following the date on which the irrevocable instructions described in clause (a) of the immediately preceding sentence are effected (in the case of the Specified Deposit Accounts), Company shall send, by wire transfer, all funds on deposit in any Deposit Account maintained by any Credit Party (other than Company’s Deposit Account No. 4121652440 and 4121668487 maintained at Wells Fargo Bank, National Association) to the Deposit Account set forth on Part II of Schedule 6.17.”
          (t) Section 6.22 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“6.22 Accounts. At any time (a) that Availability is less than $15,000,000, or (b) during the occurrence and continuance of a Default or an Event of Default, no Credit Party shall, or shall permit any of its Subsidiaries to generate Accounts from sales of Inventory to Account Debtors, other than Account Debtors located in the United States that are acceptable to Agents.”
          (u) Section 8.1(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.15, 5.16, 5.17, 5.18,

5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26, 5.27, 5.28, 5.29 or 5.30 or Section 6; or”
          (v) Section 8.1 of the Credit Agreement is hereby amended by adding the following new section to the end thereto to read in its entirety as follows:
     “(q) Factoring Agreements. (i) a breach, default or event of default shall occur under the Factoring Agreement if the effect of such breach, default or event of default is to permit the Factor to terminate the Factor Agreement, (ii) the Factoring Agreement or Factoring Assignment Agreement shall terminate for any reason (other than by expiration of its scheduled term), or (iii) the Factor shall exercise any remedies under the Factoring Agreement; provided, that the Factoring Agreement may be (A) replaced after December 31, 2008 with another factoring or cash management arrangement with a third party pursuant to terms reasonably satisfactory to Administrative Agent in its sole discretion, or (B) modified upon the request of Company with the prior written consent of Administrative Agent (which consent may be provided or withheld in the sole discretion of Administrative Agent) at any time, and, to the extent the Factoring Agreement is so replaced or modified, each reference to the term “Factoring Agreement” and “Factoring Assignment Agreement” contained in this Event of Default shall be deemed to apply to such replacement agreement or modified agreement, as applicable, and each reference to the term “Factor” contained in this Event of Default shall be deemed to apply to the factor under such replacement agreement or modified agreement, as applicable;
          (w) Section 10.2(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(e) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants, appraisers, advisors and agents, whether internal or external, including, any research data firm which provides industry or other similar information on the Company’s industry;”
          (x) Section 9.8 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(c) Agent Advances. Subject to the terms of any separate written agreement among the Agents and the Lenders, Collateral Agent may from time to time make such disbursements and advances (“Agent Advances”) in an amount not to exceed the lesser of (x) $10,000,000, and (y) 10.0% of the Borrowing Base (at the time such Agent Advance is made), in the aggregate, which Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Applicable Borrowers of the Loans, Letter of Credit usage and other Obligations or to pay any other amount chargeable to the

Applicable Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.2 and Section 10.3. The Agent Advances shall be repayable by the Borrowers on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans. The Agent Advances shall constitute Obligations hereunder. Without limitation to its obligations pursuant to Section 9.3, each Lender agrees that it shall make available to Collateral Agent, upon Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to Collateral Agent by such Lender, Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Base Rate. Notwithstanding anything to the contrary contained in this Section 9.8(c), (i) Collateral Agent and Lenders may make alternative arrangements with respect to the reimbursement by Lenders of Agent Advances made by Collateral Agent, and (ii) until such time as a Revolving Lender has provided the consent described in clause (y) of the final sentence of Section 2.2(a), such Revolving Lender shall have no obligation to comply with Collateral Agent’s demand for reimbursement of any Agent Advance.”
          (y) The Credit Agreement is hereby amended by adding a new Schedule 5.26 thereto, to read in its entirety as set forth on Annex I hereto, and by adding a new Schedule 6.17 thereto, to read in its entirety as set forth on Annex II hereto.
          3. Conditions to Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) upon satisfaction in full of the following conditions precedent:
          (a) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in this Amendment, the Credit Agreement and the other Credit Documents shall be correct on and as of the date of this Amendment as though made on and as of such date (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) no Default or Event of Default (other than the Events of Default specified on Schedule A hereto (such Events of Default, the “Specified Events of Default”) shall have occurred and be continuing (or would result from this Amendment becoming effective in accordance with its terms).
          (b) Administrative Agent shall have received counterparts of this Amendment that bear the signatures of each Credit Party, each Agent and each Lender.

          (c) Administrative Agent shall have received a copy of the Second Amendment Fee Letter, duly executed by Company and Administrative Agent.
          (d) Borrowing Base Agent shall have completed the funds transfers specified in clause (x) of the final sentence of Section 5.15(b) (as amended by this Amendment).
          (e) Borrowers shall have paid to Administrative Agent, in immediately available funds, all amounts due and owing to any Agent or any Lender in connection with the Credit Documents, including, without limitation, all amounts then due and payable under the Second Amendment Fee Letter.
          4. Credit Parties’ Representations and Warranties. Each Credit Party represents and warrants to Agents and Lenders as follows:
          (a) Such Credit Party (i) is duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Credit Agreement, as amended hereby.
          (b) The execution, delivery and performance by such Credit Party of this Amendment and the performance by such Credit Party of the Credit Agreement, as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not violate or create a default under such Credit Party’s organizational documents, any applicable law or any contractual restriction binding on or otherwise affecting such Credit Party or any of such Credit Party’s properties, and (iii) except as provided in the Credit Documents, do not and will not result in or require the creation of any Lien, upon or with respect to such Credit Party’s property.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by such Credit Party of this Amendment or the performance by such Credit Party of the Credit Agreement, as amended hereby.
          (d) This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms except to the extent the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.
          (e) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in the Credit Agreement are correct on and as of the date of this Amendment as though made on and as of the date hereof (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) no Default or Event of Default (other than the Specified Events of Default) has occurred and is continuing (or would result from this Amendment becoming effective in accordance with its terms).
          5. No Waiver. Credit Parties have advised Agents and Lenders that each of the Events of Default specified on Schedule A hereto has occurred and is continuing on the date hereof (such Events of Default, the “Specified Events of Default”). Nothing in this Amendment and no extension of credit, including any Agent Advances, shall constitute a waiver of, or consent to a departure from, any provision of the Credit Agreement or a wavier of any Default or Event of Default under the Credit Agreement (including the Specified Events of Default or any future violation of the provisions of any Credit Document).
          6. Continued Effectiveness of Credit Agreement. Each Credit Party hereby (a) confirms and agrees that the Credit Agreement and each other Credit Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Credit Document to (i) “the Credit Agreement”, “hereto”, “hereof”, “hereunder”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, (b) confirms and agrees that to the extent that any such Credit Document purports to assign or pledge to Collateral Agent, for the ratable benefit of Secured Parties, or to grant to Collateral Agent, for the ratable benefit of Secured Parties, a security interest in or Lien on, any Collateral as security for the Obligations of such Credit Party, or any of its Subsidiaries from time to time existing in respect of the Credit Agreement and the other Credit Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects, and (c) confirms and agrees that no amendment of any terms or provisions of the Credit Agreement, or the amendments granted hereunder shall relieve any Credit Party from complying with such terms and provisions other than as expressly amended hereby or from complying with any other term or provision thereof or herein.
          7. Release. Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to Credit Parties and their Affiliates under the Credit Agreement and the other Credit Documents. Notwithstanding the foregoing, Credit Parties wish (and Agents and Lenders agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any Agent’s or any Lenders’ rights, interests, security and/or remedies under the Credit Agreement and the other Credit Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Credit Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, arising out of, connected with or related in any way to the Credit Agreement or any other Credit Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Credit Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.
          8. Miscellaneous.
          (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties to this Amendment hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment.
          (d) Borrowers will pay on demand all fees, costs and expenses of Agents and Lenders in connection with the preparation, execution and delivery of this Amendment or otherwise payable under the Credit Agreement, including, without limitation, fees disbursements and other charges of counsel to Agents and Lenders.
          (e) This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and interpreted in accordance with the terms thereof. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made or deemed made by any Credit Party under or in connection with this Amendment shall have been incorrect when made or deemed made or if any Credit Party fails to perform or comply with any covenant or agreement contained herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SYNTAX-BRILLIAN CORPORATION
By:	/s/ John S. Hodgson
	Name:	John S. Hodgson
	Title:	Executive Vice President and Chief Financial Officer

SYNTAX-BRILLIAN SPE, INC.
By:	/s/ John S. Hodgson
	Name:	John S. Hodgson
	Title:	Executive Vice President and Chief Financial Officer

SYNTAX GROUPS CORPORATION
By:	/s/ John S. Hodgson
	Name:	John S. Hodgson
	Title:	Executive Vice President and Chief Financial Officer

SYNTAX CORPORATION
By:	/s/ John S. Hodgson
	Name:	John S. Hodgson
	Title:	Executive Vice President and Chief Financial Officer

VIVITAR CORPORATION
By:	/s/ John S. Hodgson
	Name:	John S. Hodgson
	Title:	Executive Vice President and Chief Financial Officer
Signature Page to Second Amendment to Credit and Guaranty Agreement

SILVER POINT FINANCE, LLC, as Administrative Agent, Lead Arranger and Collateral Agent
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory
Signature Page to Second Amendment to Credit and Guaranty Agreement

SPCP GROUP, LLC, as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory

BROAD POINT I, B.V., as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory

FIELD POINT III, LTD., as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory

FIELD POINT I, LTD., as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory

SPF CDO I, LTD., as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory

Signature Page to Second Amendment to Credit and Guaranty Agreement

SPCP GROUP III, LLC, as a Lender
By:	/s/ Zachary M. Zeitlin
	Name:	Zachary M. Zeitlin
	Title:	Authorized Signatory
Signature Page to Second Amendment to Credit and Guaranty Agreement

CITICORP USA, INC., as a Lender
By:	/s/ James R. Williams
	Name:	James R. Williams
	Title:	Director & Vice President

Schedule A
Specified Events of Default
The Company is in default under Section 2.13(g) due to failure to timely prepay the Loans as required therein.
The Company is in default under Section 5.1(a) due to failure to provide timely monthly reports for the month of December.
The Company is in default under Section 5.1(f) due to failure to provide written notice of Defaults or Events of Default as required therein.
The Company is in default under Section 5.1(q) due to failure to provide Daily Collateral Reporting as required therein.
The Company is in default under Section 5.8 as a result of the Company’s issuance of the letters to the Company’s customers regarding remittance of checks.
The Company is in default under Section 5.15(b) for failure to maintain a cash management arrangement by the dates required therein.
The Company is in default under Section 5.17 for failure to timely complete certain post-closing obligations by the dates required therein.
The Company is in default under Section 5.18 for failure to obtain and maintain “key man” life insurance for James Ching Hua Li in the amount and by the dates required therein.
The Company is in default under Section 5.20 for failure to provide the Projections to the Agents.
The Company is in default under Section 6.7(a) for the Fiscal Quarter ending December 31, 2007.
The Company is in default under Section 6.7(b) for the Fiscal Quarter ending December 31, 2007.
The Company is in default under Section 6.7(c) for the Fiscal Quarter ending December 31, 2007.
The Company is in default under Section 6.7(d) for the Fiscal Quarter ending December 31, 2007.
The Company is in default under Section 6.7(g) for failure to meet the Approved Production Schedule.
The Company is in default under Section 6.7(h) for failure to meet the requirements of Minimum Adjusted Working Capital Assets as required therein.

The Company is in default under Section 6.7(i) as of December 1, 2007.
The Company is in default under Section 6.17 as a result of maintaining and depositing proceeds in a Deposit Account that was not subject to cash management arrangements.
The Company is in default under Section 8.1(a) for failure to make payment when due.
The Company is in default under Section 8.1(b) as a result of the Company’s issuance of a default under the Factoring Agreement.

Schedule 5.26
Reworked Inventory
Detail as of February 7, 2008

Units
		Sold by Kolin	Received or
	Returned	on Company	In-Transit to	To be
Type	from China	Behalf	Company	Reworked

55” LCD	9,600	2,525	3,048	4,027

65” LCD	9,464	1,877	962	6,625

47” LCD	3,780	833	1,627	1,320

42” LCD	3,960	1,071	788	2,101

Total	26,804	6,306	6,425	14,073

Cost in Dollars
		Sold by Kolin	Received or
	Returned	on Company	In-Transit to	To be
Type	from China	Behalf	Company	Reworked

55” LCD	$21,600,000	$5,681,250	$6,858,000	$9,060,750

65” LCD	31,611,600	6,269,545	3,213,267	22,128,788

47” LCD	4,347,000	957,950	1,871,050	1,518,000

42” LCD	3,524,400	953,190	701,320	1,869,890

Total	$61,083,000	$13,861,935	$12,643,637	$34,577,428

Schedule 6.17
PART I: Deposit Accounts Subject to Control Agreements
Wells Fargo Bank, National Association
100 W. Washington, 25th Floor
MAL. #54101-251
Phoenix, AZ 85003

Account Nos.:	4121652663
4121652440
4121659965
4121668487
PART II: Deposit Account to Which Funds are to be Transferred

ACCOUNT NAME:	THE CIT GROUP/COMMERCIAL SERVICES, INC. (ABL ACCOUNTS)

ACCOUNT NUMBER:	304-670588

BANK:	J.P. MORGAN CHASE
270 PARK AVENUE
NEW YORK, NY 10019

ABA NUMBER:	021000021

REFERENCE:	SYNTAX